Exhibit 107.1
Calculation of Filing Fee Tables
S-8
Backblaze, Inc.
Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share (2)	Other (4)	2,668,787	$5.40 (5)	$14,411,449.80	0.00015310	$2,206.38
	Equity	Class A Common Stock, par value $0.0001 per share (3)	Other (4)	1,067,515	$4.59 (6)	$4,899,893.85	0.00015310	$750.17

	Total Offering Amounts					$19,311,343.65		$2,956.55

	Total Fees Previously Paid

	Total Fee Offsets
	Net Fee Due							$2,956.55

1.	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s Class A Common Stock, $0.0001 par value per share (“Class A Common Stock”), that become issuable under the Registrant’s 2021 Amended and Restated Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant’s Class A Common Stock, as applicable.
2.	Represents shares of Class A Common Stock that were automatically added to the shares reserved for issuance under the 2021 Plan on January 1, 2025, pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan automatically increases on the first day of each fiscal year of the Registrant during the term of the 2021 Plan by an number equal to the least of (a) 5% of the total number of shares of Class A Common Stock actually issued and outstanding on the last day of the prior fiscal year, (b) 4,784,100 shares or (c) a number determined by the Registrant’s board of directors.
3.	Represents shares of Class A Common Stock that were automatically added to the shares reserved for issuance under the 2021 ESPP on January 1, 2025, pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP automatically increases on the first day of each fiscal year of the Registrant during the term of the 2021 ESPP, by a number equal to the least of (a) 2% of the total number of shares of Class A Common Stock and Class B Common Stock, par value $0.0001 per share, actually issued and outstanding on the last day of the prior fiscal year, (b) 1,913,630 shares, or (c) a number determined by the Registrant’s board of directors.

4.	Because this Registration Statement is registering securities pursuant to employee benefit plans, the fees under this Registration Statement are calculated pursuant to Rule 457(h).
5.
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on March 7, 2025.

6.
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the Nasdaq Global Market on March 7, 2025, multiplied by 85%. Pursuant to the 2021 ESPP, the purchase price of a share of Class A Common Stock is 85% of the fair market value of the Registrant's Class A Common Stock.